EXHIBIT 4.17

ADMINISTRATION AGREEMENT

between

RFS FUNDING TRUST

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrator

and

DEUTSCHE BANK TRUST COMPANY DELAWARE,
not in its individual capacity, but solely as trustee

Dated as of December 30, 2002

Table of Contents

1.	DUTIES OF THE ADMINISTRATOR
2.	RECORDS
3.	COMPENSATION
4.	ADDITIONAL INFORMATION TO BE FURNISHED TO THE TRUST
5.	INDEPENDENCE OF THE ADMINISTRATOR
6.	NO JOINT VENTURE
7.	OTHER ACTIVITIES OF THE ADMINISTRATOR
8.	TERM OF AGREEMENT; RESIGNATION AND REMOVAL OF THE ADMINISTRATOR
9.	ACTION UPON TERMINATION, RESIGNATION OR REMOVAL
10.	NOTICES
11.	AMENDMENTS
12.	SUCCESSORS AND ASSIGNS
13.	GOVERNING LAW
14.	OTHER INTERPRETIVE MATTERS
15.	HEADINGS
16.	COUNTERPARTS
17.	SEVERABILITY
18.	NOT APPLICABLE TO [ ] IN OTHER CAPACITIES
19.	LIMITATION OF LIABILITY OF THE TRUSTEE
20.	INDEMNIFICATION

i

ADMINISTRATION AGREEMENT dated as of December 30, 2002 between RFS FUNDING TRUST, a Delaware statutory trust (the “Trust”), and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), a Delaware corporation, as administrator (the “Administrator”).

RECITALS

WHEREAS, the Trust is purchasing certain credit card account receivables owned by the Bank pursuant to the Third Amended and Restated Receivables Transfer Agreement (the “Transfer Agreement”) dated as of September 25, 1997 and amended and restated as of July 22, 1998, as of March 22, 2001 and as of December 30, 2002 between Monogram Credit Card Bank of Georgia and the Trust;

WHEREAS, the Trust’s purchases under the Transfer Agreement will be financed by the use of a loan facility provided by Edison Asset Securitization, L.L.C. (the “Lender”) pursuant to the Third Amended and Restated Receivables Funding and Servicing Agreement, dated as of September 25, 1997 and as amended and restated on July 22, 1998, as of March 22, 2001 and as of December 30, 2002 (the “Funding Agreement”) among the Trust, the Lender, the Bank as Servicer, and GECC as Operating Agent and Collateral Agent;

WHEREAS, the Trust has been formed pursuant to a Trust Agreement dated as of the date hereof (the “Trust Agreement”) between General Electric Capital Services, Inc. (“GECS”) and Deutsche Bank Trust Company Delaware, as trustee (“Trustee”), and has entered into certain agreements in connection with the loan facility including the GECS Letter of Credit Agreement dated as of December 30, 2002 (the “GECS Letter of Credit Agreement”) among GECS, the Trust and the Lender (the Transfer Agreement, the Funding Agreement, the Trust Agreement and the GECS Letter of Credit Agreement), being hereinafter referred to collectively as the “Trust Related Documents”).  Capitalized terms used herein and not otherwise defined herein are defined in Annex X to the Funding Agreement;

WHEREAS, pursuant to the Trust Related Documents, the Trust and Trustee are required to perform certain duties in connection with the purchase of the Transferred Receivables and the acceptance of Advances;

WHEREAS, the Trust and Trustee desire to have the Administrator perform certain of the duties of the Trust or Trustee referred to in the preceding clause, and to provide such additional services consistent with this Agreement and the Trust Related Documents as the Trust or Trustee may from time to time request;

WHEREAS, the Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Trust or Trustee on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                                       Duties of the Administrator.

(a)                                  Duties with Respect to the Transfer Agreement.  The Administrator, on behalf of the Trust, shall perform the administrative duties of the Trust under the Transfer Agreement.  The Administrator, on behalf of the Trust, shall monitor the performance of the Trust and shall advise the Trust when action is necessary to comply with the Trust’s duties under the Transfer Agreement.  The Administrator, on behalf of the Trust, shall prepare for execution by the Trust or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Trust (or Trustee) to prepare, file or deliver pursuant to the Transfer Agreement.  In furtherance of the foregoing, the Administrator, on behalf of the Trust (or Trustee), shall take or cause the Servicer to take all appropriate action that is the duty of the Trust to take pursuant to such documents, including, without limitation, such of the foregoing as are required with respect to the following matters (references in this Section are to sections of the Transfer Agreement):

(i)                                     taking receipt of the Transfer List (Section 2.1(b));

(ii)                                  offsetting of any amounts owed by an Originator to the Trust against the Sale Price paid to such Originator (Section 2.3(b));

(iii)                               taking receipt of each Transfer Notice, mitigating any loss or expense incurred by the Trust as a result of any failure by the Originator to complete a Transfer, notifying the Originator of any such loss or expense and delivering an officer’s certificate setting forth the calculations of such loss (Section 2.3(c));

(iv)                              requesting of any delivery of approvals, consents, opinions, document and instruments by each Originator as a condition precedent to any transfer (Section 3.2(d));

(v)                                 requesting an audit, visit, or inspection of any properties of an Originator (Section 4.2(b));

(vi)                              giving written consent to an Originator to assign, transfer, hypothecate or otherwise convey such Originator’s rights, benefits, obligations or duties under the Transfer Agreement (Section 8.3);

(vii)                           amending, modifying, terminating or waiving any provision of the Transfer Agreement or any other Related Documents (Section 8.6);

(viii)                        consenting to news releases or public announcements pertaining to the transactions contemplated by the Related Documents (Section 8.12(b));

(ix)                                requesting action to be taken by each Originator that may be necessary or desirable (Section 8.13(a)); and

(x)                                   performing or causing the performance of any agreement or obligation that any Originator fails to perform (Section 8.13(b)).

(b)                                 Duties with Respect to the Funding Agreement.  The Administrator, on behalf of the Trust, shall perform the administrative duties of the Trust under the Funding Agreement.  The Administrator, on behalf of the Trust, shall monitor the performance of the Trust and shall advise the Trust when action is necessary to comply with the Trust’s duties under the Funding Agreement.  The Administrator, on behalf of the Trust, shall prepare for execution by the Trust or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Trust (or Trustee) to prepare, file or deliver pursuant to the Funding Agreement.  In furtherance of the foregoing, the Administrator, on behalf of the Trust (or Trustee), shall take or cause the Servicer to take all appropriate action that is the duty of the Trust to take pursuant to such documents, including, without limitation, such of the foregoing as are required with respect to the following matters (references in this Section are to sections of the Funding Agreement):

(i)                                     notifying the Lender and the Operating Agent of each Advance (Section 2.4);

(ii)                                  providing documents, instruments, agreements, acknowledgment copies of financing statements and legal opinions to the Lender and Operating Agent, as the Lender and the Operating Agent shall request (Section 3.1(a));

(iii)                               obtaining all required consents and approvals of all Persons, to the execution, delivery and performance of the Related Documents and providing an Officer’s Certificate for the Trust that no such consents are approvals are required (Section 3.1(b));

(iv)                              causing compliance in all material respects with all applicable foreign, federal, state and local laws and regulations (Sections 3.1(c) and 5.1(a));

(v)                                 taking any action, including delivery of approvals, consents, opinions, notices, documents and instruments to the Lender and the Operating Agent, as the Lender or the Operating Agent may reasonably request or a Rating Agency may request (Section 3.2(g));

(vi)                              filing of all United States Federal income tax returns and all other material tax returns, paying all taxes shown on such returns and paying or contesting any assessments received by the Trust relating to such returns (Section 4.1(i));

(vii)                           operating the Trust in a manner such that the separate existence of the Trust and GECS would not be disregarded in the event of the bankruptcy or insolvency of GECS (Section 4.1(q));

(viii)                        maintaining all deposit or bank accounts at the banks or financial institutions listed on Schedule 4.1(r) of the Funding Agreement (Section 4.1 (r));

(ix)                                causing all things necessary to preserve and keep in full force and effect the Trust’s statutory trust existence and its rights and franchises (Section 5.1(b));

(x)                                   transferring to the Servicer, and in any event no later than the first Business Day after receipt thereof, all Collections that the Trust may receive with respect to any Transferred Receivable (Section 5.1(c));

(xi)                                paying, performing and discharging or causing to be paid, performed and discharged promptly all charges payable by the Trust (Section 5.1(e));

(xii)                             entering into hedge arrangements acceptable to the Lender with respect to any Transferred Assets that accrue interest at a fixed rate (Section 5.1(f));

(xiii)                          notifying the Servicer to make all future payments to a new Blocked Account with a new Blocked Account Bank (Section 6.1(a)(ii));

(xiv)                         instructing each Blocked Account Bank to transfer available funds deposited in the Blocked Account to the Collection Account upon the occurrence of a Servicer Downgrade Event (Section 6.1(b)(ii));

(xv)                            depositing into the Collection account, from the Borrower’s funds, an amount sufficient to make payments required pursuant to Section 6.3(b) (Section 6.6);

(xvi)                         furnishing the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under the Funding Agreement and cooperating with the Servicer to collect the Transferred Receivables and discharge its duties under the Related Documents (Section 7.4);

(xvii)                      enforcing the obligations of the Performance Guarantor (Section 7.8);

(xviii)                   maintaining the Trust’s chief place of business and chief executive offices and the office where the Trust keeps its Records at the locations specified in Section 4.1(b) of the Funding Agreement or providing notice to the Collateral Agent, of such other location (Section 8.6(a));

(xix)                           maintaining the Records with respect to each Transferred Receivable, permitting representatives of the Operating Agent and the Collateral Agent to perform the tasks as provided for in Section 8.6(a) of the Funding Agreement;

(xx)                              collecting, or causing to be collected, all amount due or to become due to the Trust under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral (Section 8.6(b));

(xxi)                           maintaining satisfactory and complete records of the Collateral and delivering all of the Trust’s facilities, personal books and records pertinent to the Collateral and allowing the Collateral Agent to occupy the premises of the Trust and utilize such premises, equipment or any personnel of the Trust that the Collateral Agent may wish to employ to administer, service and collect the Transferred Receivables (Section 8.6(c));

(xxii)                        performing and observing all terms and provision of the Borrower Assigned Agreements and making to any other party to the Borrower Assigned Agreements such demands and requests for information and reports or for action as the Trust is entitled to make (Section 8.6(d));

(xxiii)                     advising the Lender, the Operating Agent and the Collateral Agent  of any Adverse Claim known to it made or asserted against any of the Borrower Collateral and of the occurrence of any event which would have a material adverse affect on the aggregate value of the Borrower Collateral or on the assignments and security interests granted by the Trust under Section 8.6(e) the Funding Agreement;

(xxiv)                    taking any further action that may be necessary or desirable or that the Lender, the Operating Agent of the Collateral Agent may request and filing financing or continuation statements or amendment thereto or such other instruments or notices as may be necessary (Section 8.6(f));

(xxv)                       requesting a release, termination statement or the like from the Lender from a Lien on any Transferred Assets, upon the exercise of a purchase option by a Retailer (Section 8.7);

(xxvi)                    delivering or causing to be delivered all of the Borrower Collateral sold to the purchaser or the purchasers in accordance with Section 10 of the Funding Agreement;

(xxvii)                 notifying each Rating Agency of the identity of the holder of the Note if such holder is not the Collateral Agent (Section 10.1(c));

(xxviii)              providing consent to any party to the Funding Agreement to issue any news releases or public announcement pertaining to the transactions contemplated under the Related Documents (Section 14.5);

(xxix)                      amending, modifying or terminating any provision of the Funding Agreement or Related Documents(Section 14.8);

(xxx)                         executing and delivering any other further instruments and documents and taking any other further action that may be necessary or desirable or that the Lender, the Operating Agent or the Collateral Agent may request (Section 14.15); and

(xxxi)                      taking such further actions as may be required to effectuate the intent that the Trust be treated as a FASIT (Section 16.1).

(c)                                  Duties with Respect to the Trust.    The Administrator shall perform such calculations, and shall prepare for execution by the Trust (or the Trustee, on behalf of the Trust) or shall cause the preparation by other appropriate persons, of all such documents, reports, filings, instruments, certificates and opinions, as it shall be the duty of the Trust (or the Trustee, on behalf of the Trust), to perform, prepare, file or deliver pursuant to the Related Documents.  At the request of the Trust, the Administrator shall take all appropriate action that it is the duty of the Trust (or the Trustee, on behalf of the Trust), to take pursuant to the Related Documents.  Subject to Section 5 of this Agreement, and in accordance with the directions of the Trust (or the

Trustee, on behalf of the Trust), the Administrator, on behalf of the Trust, shall administer, perform or supervise the performance of such other activities permitted by the Related Documents (including the Related Documents) as are not covered by any of the foregoing and as are expressly requested by the Trust (or the Trustee, on behalf of the Trust), and are reasonably within the capability of the Administrator.

(i)                                     The Administrator, on behalf of the Trust, shall perform the duties specified in Section 10.2 of the Trust Agreement required to be performed in connection with the resignation or removal of the Trustee, and any other duties expressly required to be performed by the Administrator under the Trust.

(ii)                                  In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions with or otherwise deal with any of its affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Trust and shall be, in the Administrator’s opinion, no less favorable to the Trust than would be available from unaffiliated parties.

(iii)                               The Administrator hereby agrees to execute on behalf of the Trust all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Trust to prepare, file or deliver pursuant to the Related Documents or otherwise by law.

(d)                                 Non-Ministerial Matters.    With respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not take any action unless within a reasonable time before the taking of such action the Administrator shall have notified the Trustee or the Trust, as applicable, of the proposed action and the Trustee or the Trust, as applicable, shall have consented or provided an alternative direction.  For the purpose of the preceding sentence, “non-ministerial matters” shall include, without limitation:

(A)                              the initiation of any claim or lawsuit by the Trust and the compromise of any action, claim or lawsuit brought by or against the Trust (other than in connection with the collection of the Transferred Receivables);

(B)                                the amendment, change, supplement or modification of the Related Documents; and

(C)                                the appointment of successor Certificate Registrars and successor Trustees pursuant to the Trust Agreement or the appointment of successor Administrators.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not take any other action that the Trust directs the Administrator not to take on its behalf.

2.                                       Records.  The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Trust or its designees, at any time during normal business hours.

3.                                       Compensation.  As compensation for the performance of the Administrator’s obligations under this Agreement and as reimbursement for its expenses related thereto, the Administrator shall be entitled to $350 per month payable in arrears on each Settlement Date, which payment shall be solely an obligation of the Trust.

4.                                       Additional Information To Be Furnished to the Trust.  The Administrator shall furnish to the Trust from time to time such additional information regarding the Collateral as the Trust shall reasonably request.

5.                                       Independence of the Administrator.  For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Trust with respect to the manner in which it accomplishes the performance of its obligations hereunder.  Unless expressly authorized by the Trust, the Administrator shall have no authority to act for or represent the Trust in any way (other than as permitted hereunder) and shall not otherwise be deemed an agent of the Trust.

6.                                       No Joint Venture.  Nothing contained in this Agreement: (i) shall constitute the Administrator and the Trust as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

7.                                       Other Activities of the Administrator.  Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in their sole discretion, from acting in a similar capacity as an administrator for any other Person even though such Person may engage in business activities similar to those of the Trust.

8.                                       Term of Agreement; Resignation and Removal of the Administrator.    This Agreement shall continue in force until the dissolution of the Trust, upon which event this Agreement shall automatically terminate.

(b)                                 Subject to Section 8(g), the Administrator may resign its duties hereunder by providing the Trust and the Servicer with at least 60 days’ prior written notice.

(c)                                  Subject to Section 8(e), the Trust may remove the Administrator without cause by providing the Administrator and the Servicer with at least 60 days’ prior written notice.

(d)                                 Subject to Section 8(e), at the sole option of the Trust, the Administrator may be removed immediately upon written notice of termination from the Trust to the Administrator and the Servicer if any of the following events shall occur:

(i)                                     the Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten days (or, if such default cannot be cured in such time, shall not give within ten days such assurance of cure as shall be reasonably satisfactory to the Trust);

(ii)                                  a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within 60 days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(iii)                               the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this subsection shall occur, it shall give written notice thereof to the Trust and the Servicer within seven days after the happening of such event.

(e)                                  Upon the Administrator’s receipt of notice of termination, pursuant to Sections 8(c) or (d), or the Administrator’s resignation in accordance with this Agreement, the predecessor Administrator shall continue to perform its functions as Administrator under this Agreement, in the case of termination, only until the date specified in such termination notice or, if no such date is specified in a notice of termination, until receipt of such notice and, in the case of resignation, until the later of: (x) the date 45 days from the delivery to the Trust and the Servicer of written notice of such resignation (or written confirmation of such notice) in accordance with this Agreement and (y) the date upon which the predecessor Administrator shall become unable to act as Administrator, as specified in the notice of resignation and accompanying opinion of counsel.  In the event of the Administrator’s termination hereunder, the Trust shall appoint a successor Administrator, and the successor Administrator shall accept its appointment by a written assumption.  No resignation or removal of the Administrator pursuant to this Section shall be effective until: (i) a successor Administrator shall have been appointed by the Trust and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder.

(f)                                    Upon appointment, the successor Administrator shall be the successor in all respects to the predecessor Administrator and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Administrator and shall be entitled to the compensation specified in Section 3 and all the rights granted to the predecessor Administrator by the terms and provisions of this Agreement.

(g)                                 The appointment of any successor Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to the proposed appointment.

9.                                       Action upon Termination, Resignation or Removal.  Promptly upon the effective date of termination of this Agreement pursuant to Section 8(a), or the resignation or removal of the Administrator pursuant to Section 8(b) or (c), respectively, the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal.  The Administrator shall forthwith upon such termination pursuant to Section 8(a) deliver to the Trust all property and documents of or relating to the Collateral then in the custody of the Administrator.  In the event of the resignation or removal of the Administrator pursuant to Section 8(b) or (c), respectively, the Administrator shall cooperate with the Trust and take all reasonable steps requested to assist the Trust in making an orderly transfer of the duties of the Administrator.

10.                                 Notices.  Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

(a)                                  if to the Trust, to:

RFS Funding Trust
c/o Deutsche Bank Trust Company Americas, as Trustee
Corporate Trust and Agency Services – Structured Finance Services
280 Park Avenue, 9th Floor

MS NYC03-918

New York, New York 10017

Attention: Susan Barstock

with a copy to the Administrator:

General Electric Capital Corporation, as Administrator
3001 Summer Street, 2nd Floor
Stamford, Connecticut  06927
Attention:  Manager, Conduit Administration
Telephone:                                    (203) 357-4328
Facsimile:                                            (203) 961 2953

(b)                                 if to the Administrator, to:

General Electric Capital Corporation, as Administrator
3001 Summer Street, 2nd Floor
Stamford, Connecticut  06927
Attention:  Manager, Conduit Administration
Telephone:                                    (203) 357-4328
Facsimile:                                            (203) 961 2953

or to such other address as any party shall have provided to the other parties in writing.  Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.

11.                                 Amendments.  This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Trust and the Administrator.  Promptly after the execution of any such amendment, the Administrator shall furnish written notification of the substance of such amendment or consent to each Certificateholder and each of the Rating Agencies.

12.                                 Successors and Assigns.  This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Trust and subject to the satisfaction of the Rating Agency Condition in respect thereof.  An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Trust to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator, provided that such successor organization executes and delivers to the Trust, an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder.  Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

13.                                 Governing Law.  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.    THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)                                 EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER SECURED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER.  EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN

ACCORDANCE WITH SECTION 10 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)                                  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.                                 Other Interpretive Matters.  All terms defined directly or by incorporation in this Agreement shall have the defined meanings when used in any document delivered pursuant thereto unless otherwise defined therein.  For purposes of this Agreement, unless the context otherwise requires:  (a) accounting terms not otherwise defined herein and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the GECC fiscal calendar; (b) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (c) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement, and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (e) the term “including” means “including without limitation”; (f) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (g) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (h) references to any Person include that Person’s successors and assigns; and (i) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

15.                                 Headings.  The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

16.                                 Counterparts.  This Agreement may be executed in counterparts, all of which when so executed shall together constitute but one and the same agreement.

17.                                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.                                 Not Applicable to GECC in Other Capacities.  Nothing in this Agreement shall affect any obligation GECC may have in any other capacity.

19.                                 Limitation of Liability of the Trustee.  Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Deutsche Bank Trust Company Delaware, not in its individual capacity but solely in its capacity as Trustee of the Trust, and in no event shall Deutsche Bank Trust Company Delaware, in its individual capacity, or any beneficial owner of the Trust have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust hereunder, as to all of which recourse shall be had solely to the assets of the Trust.  For all purposes of this Agreement, in the performance of any duties or obligations of the Trust thereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VIII of the Trust Agreement.

20.                                 Indemnification.  The Administrator shall indemnify the Trust (and its officers, directors, employees, trustees, and agents) (the “Indemnified Parties”) for, and hold them harmless against, any losses, liability or expense, including attorneys’ fees reasonably incurred by them (all of the foregoing being collectively referred to as “Indemnified Amounts”), incurred without [gross negligence or willful misconduct] on their part, arising out of or in connection with: (i) actions taken by either of them pursuant to instructions given by the Administrator pursuant to this Agreement or (ii) the failure of the Administrator to perform its obligations hereunder.  The indemnities contained in this Section shall survive the termination of this Agreement and the resignation or removal of the Administrator or the Trust.

In the event any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party pursuant to the preceding paragraph, such person shall promptly notify the Administrator in writing, and the Administrator shall have the option to assume the defense thereof, including the retention of counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding upon delivery to the Administrator of demand therefor.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Administrator has failed to assume the defense thereof, (ii) the Administrator and the Indemnified Party shall have mutually agreed to the retention of such counsel or (iii) the named parties to any such proceeding (including any impleaded parties) include both the Administrator and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Administrator shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties.  the Administrator shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Administrator agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  the Administrator shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

21.                                 No Proceedings.  From and after the Closing Date and until the date one year plus one day following the Termination Date, the Administrative Agent shall not, directly or indirectly, institute or cause to be instituted against the Trust any proceeding of the type referred to in the definition of “Bankruptcy Event.”

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

RFS FUNDING TRUST

By: DEUTSCHE BANK TRUST COMPANY DELAWARE,
not in its individual capacity but solely as
Trustee on behalf of the Trust

By:	/s/ Susan Barstock
Name:	Susan Barstock
Title:	Attorney-in-Fact

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrator

By:	/s/ Kristi Colburn
Name:	Kristi Colburn
Title:	Authorized Signatory

DEUTSCHE BANK TRUST COMPANY DELAWARE, not in its individual capacity but solely as trustee

By:	/s/ Susan Barstock
Name:	Susan Barstock
Title:	Attorney-in-Fact